Exhibit 10.2

United Technologies Corporation

Long Term Incentive Plan

Performance Share Unit Award

Schedule of Terms

United Technologies Corporation (the “Corporation”) hereby awards to the recipient Performance Share Units (an “Award”) pursuant to the United Technologies Corporation 2005 Long Term Incentive Plan (the “LTIP”). This Award is subject to this Schedule of Terms and the terms and provisions of the LTIP.

A Performance Share Unit (a “PSU”) is equal in value to one share of Common Stock of the Corporation (“Common Stock”). PSUs are convertible into shares of Common Stock if and to the extent corporate performance targets are achieved (see “Vesting” below). The number of PSUs is set forth in the Statement of Award. The recipient must acknowledge and accept the terms and conditions of the PSU Award by signing and returning the appropriate portion of the Statement of Award to the Stock Plan Administrator.

Vesting

PSUs vest only if pre-established three year performance targets are achieved. Performance targets include: (i) diluted earnings per share; (ii) total shareowner return; (iii) working capital and gross inventory turnover; and (iv) revenue growth. A PSU award may be subject to a single or multiple performance targets. The Statement of Award will specify the applicable performance targets, the performance period and vesting date, the minimum performance required for vesting, the range of vesting relative to measured performance and, if multiple performance targets apply, the relative weighting of each.

No shareowner rights

A PSU is the right to receive a share of Common Stock in the future, subject to continued employment and achievement of performance targets. The holder of a PSU has no voting, dividend or other rights accorded to owners of Common Stock.

Conversion of PSUs to Shares

PSUs will be converted into shares of Common Stock, effective as of the vesting date, when the Committee on Compensation and Executive Development of the Corporation’s Board of Directors (the “Committee”) determines if, and to what extent, PSUs have vested as a result of the achievement of performance targets. PSUs that do not vest as a result of performance target achievement will be forfeited without value except in the event of death or change in control, as discussed below.

Termination of Employment

If an Award recipient terminates employment for any reason other than death, disability, or retirement, or if the recipient meets the “Rule of 65” (see below ), unvested PSUs will be cancelled as of the termination date.

Retirement. Retirement eligibility includes:

(i) Attainment of age 65 as of the employment termination date; or

(ii) Attainment of at least age 55 with 10 or more years of service as of the employment termination date.

Upon retirement, the unvested PSUs that have been held for at least one year prior to the date of retirement will remain outstanding and eligible to vest as scheduled, if and to the extent the Committee determines that performance targets have been achieved.

Rule of 65: The Award recipient meets the “Rule of 65” if the Award recipient terminates employment on or after age 50, but before age 55, and the sum of the Award recipient’s age and years of service add up to 65 or more as of the employment termination date. If the Award recipient retires under the “Rule of 65”, and if the Corporation consents to his or her retirement, PSUs held for at least one year will not be forfeited and will remain eligible for vesting as scheduled. Consent will be at the sole discretion of the Corporation based on its ability to effectively transition the Award recipient’s responsibilities and such other factors as it may deem appropriate.

In all cases, PSUs held for less than one year prior to retirement or termination under the Rule of 65 will be cancelled without value.

Service used to determine eligibility for retirement or the “Rule of 65” will be based on continuous service recognized under the Award recipient’s UTC retirement plan.

Disability. If employment terminates by reason of disability, unvested PSUs will not be forfeited. As long as you remain disabled under your UTC disability plan, PSUs not yet vested will remain eligible to vest as scheduled.

Death. PSUs will vest and be converted to shares of Common Stock effective as of the date of death. The shares will be delivered to the estate of the Award recipient as soon as administratively practicable.

Transfer. In the event of transfer to an Affiliate, an Award recipient shall not be considered to have terminated employment for purposes of a PSU.

Rehire. If a former employee is rehired before the end of the 90 day period immediately following the date of termination, unvested PSUs that were cancelled because of the termination of employment will be reinstated. If a terminated employee is rehired after the 90 day period immediately following the date of termination, the employee will be treated as a new employee and cancelled PSUs will not be reinstated.

Adjustments

If the Corporation effects a subdivision or consolidation of shares of Common Stock or other capital adjustment, the number of PSUs (and the number of shares of Common Stock that will be issued upon conversion) shall be adjusted in the same manner and to the same extent as all other shares of Common Stock of the Corporation. In the event of material changes in the capital structure of the Corporation resulting from: the payment of a special dividend (other than regular quarterly dividends) or other distributions to shareowners without receiving consideration therefore; the spin-off of a subsidiary; the sale of a substantial portion of the Corporation’s assets; in the event of a merger or consolidation in which the Corporation is not the surviving entity; or other extraordinary non-recurring events affecting the Corporation’s capital structure and the value of Common Stock, equitable adjustments shall be made in the terms of outstanding awards, including the number of PSUs and underlying shares of Common Stock as the Committee, in its sole discretion, determines are necessary or appropriate to prevent the dilution or enlargement of the rights of Award recipients.

Change of Control

In the event of a change of control or restructuring of the Corporation, the Committee may, in its discretion, take certain actions with respect to outstanding Awards to assure fair and equitable treatment of LTIP participants. Such actions may include: acceleration of the vesting date; offering to purchase an outstanding Award from the holder for its equivalent cash value (as determined by the Committee); or providing for other adjustments or modifications to outstanding Awards as the Committee may deem appropriate.

For purposes of the Plan, a “change of control” means: (i) the acquisition of 20% of the Corporation’s outstanding voting shares by a person, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934); (ii) a change in the majority of the Board of Directors such that the members of the new majority are not approved by two-thirds of the incumbent members; (iii) a merger, reorganization, or consolidation or similar transaction resulting in a business combination where shareowners before the transaction own less then 50% of the new entity, or a person, entity or group owns 20% or more of the shares of the new entity; or (iv) a dissolution or liquidation of the Corporation.

Nonassignability

Unless otherwise prescribed by the Committee, no assignment or transfer of any right or interest of an Award recipient in any PSU, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted except by will or the laws of descent and distribution. Any attempt to assign such rights or interest shall be void and without force or effect.

Notices

Every notice or other communication relating to the LTIP, the Award or this Schedule of Terms shall be delivered electronically or mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party. Notices by the Recipient to the Corporation shall be mailed to or delivered to the Corporation at its office at United Technologies Building, MS504, Hartford, CT 06101, Attention: Stock Plan Administrator, or emailed to stockoptionplans@utc.com and all notices by the Corporation to the Recipient shall be transmitted to the Recipient’s email address or mailed to his or her address as shown on the records of the Corporation.

Administration

Awards granted pursuant to the LTIP shall be interpreted and administered by the Committee. The Committee shall establish such procedures as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP.

Pursuant to the terms of the LTIP, the Committee may delegate to employees of the Corporation its authority and responsibility to grant, administer and interpret PSU Awards. Subject to certain limitations, the Committee has delegated to the Chief Executive Officer the authority to grant PSU Awards, and has further delegated the authority to administer and interpret such Awards to the Senior Vice President, Human Resources and Organization, and to such subordinates as he or she may further delegate, except that Awards to employees of the Corporation who are either reporting persons under Section 16 of the Securities Exchange Act of 1934 (“Insiders”) or members of the Corporation’s Executive Leadership Group will be granted, administered, and interpreted exclusively by the Committee and awards to non-employee directors will be granted, administered and interpreted exclusively by the Committee on Nominations and Governance.

Awards Not to Affect or Be Affected by Certain Transactions

PSU Awards shall not in any way affect the right or power of the Corporation or its shareowners to effect: (a) any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business; (b) any merger or consolidation of the Corporation; (c) any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (d) the dissolution or liquidation of the Corporation; (e) any sale or transfer of all or any part of its assets or business; or (f) any other corporate act or proceeding.

Taxes/Withholding

Award recipients are responsible for any income or other tax liability attributable to any Award. The closing price of Common Stock on the New York Stock Exchange on the vesting date will be used to calculate income realized from the vesting of PSUs. The Corporation shall take such steps as are appropriate to assure compliance with applicable federal, state and local tax withholding requirements. The Corporation shall, to the extent required by law, have the right to deduct directly from any payment or delivery of shares due to an Award recipient or from an Award recipient’s regular compensation, all federal, state and local taxes of any kind required by law to be withheld with respect to the vesting of any PSU. Award recipients not based in the United States and foreign nationals who are not permanent residents of the United States must pay the appropriate taxes as required by any country where they are subject to tax.

A discussion of U.S. Federal tax treatment of PSUs may be found in the LTIP prospectus.

Deferral of Gain (U.S. based executives)

An award recipient who is resident in the U.S. and subject to U.S. income tax may irrevocably elect to defer the conversion of vested PSUs into shares of Common Stock to a date that is at least five years after the scheduled vesting date. The election to defer the conversion of shares must be made no later than the end of the second year of the performance measurement period, or such earlier date as may be specified by the Committee. PSUs subject to a deferral election will be converted to unfunded deferred share units that will convert into shares of Common Stock on the distribution date designated in the deferral election. Deferred share units will be credited with dividend equivalents. Under U.S. tax law, an award recipient will generally not be taxed on PSUs subject to a valid deferral election until the resulting deferred share units are converted to shares of Common Stock and distributed. Deferred share units will not be funded by the Corporation. In this regard, an Award recipient’s rights to deferred share units are those of a general unsecured creditor of the Corporation. Details of the deferral of PSUs into deferred share units will be provided with the election materials. The opportunity to make such an election is subject to changes in Federal tax law. The Committee reserves the right to discontinue offering PSU deferral elections at any time for any reason it deems appropriate in its sole discretion.

Right of Discharge Reserved

Nothing in the LTIP or in any PSU Award shall confer upon any Award recipient the right to continue in the employment or service of the Corporation or any affiliate thereof for any period of time or affect any right that the Corporation or any subsidiary or division may have to terminate the employment or service of such Award recipient at any time for any reason.

Forfeiture of Interests and Gains

PSUs shall be forfeited and an Award recipient will be obligated to repay the value realized from the conversion of PSUs into shares of unrestricted Common Stock if the recipient is terminated for “cause” or if during the twelve month period following termination the recipient solicits any employee of the Corporation for a position outside of the Corporation or publicly disparages the Corporation or otherwise makes statements materially detrimental to the interests of the Corporation. Termination for cause means criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to the recipient’s job responsibilities, fraud, dishonesty, self-dealing, breach of the Award recipient’s intellectual property agreement or willful misconduct that the

Committee determines to be injurious to the Corporation. In the event of termination for cause, or if, following termination, the Corporation determines that the recipient engaged in conduct that constituted the basis for termination for cause, or if the recipient engages in prohibited disparagement or solicitation of employees following termination, the recipient shall be obligated to repay all gains realized from LTIP awards during the 12 month period preceding the earlier of the date of termination for cause, the date of the relevant misconduct, or the date the misconduct is discovered, as applicable.

Nature of Payments

All Awards made pursuant to the LTIP are in consideration of services performed for the Corporation or the business unit employing the Award recipient. Any gains realized pursuant to such Awards constitute a special incentive payment to the Award recipient and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Corporation or any business unit.

Government Contract Compliance

The “UTC Policy Statement on Business Ethics and Conduct in Contracting with the United States Government” calls for compliance with the letter and spirit of government contracting laws and regulations. In the event of a violation of government contracting laws or regulations, the Committee reserves the right to revoke any outstanding Award.

Interpretations

This Schedule of Terms and each Statement of Award are subject in all respects to the terms of the LTIP. In the event that any provision of this Schedule of Terms or any Statement of Award is inconsistent with the terms of the LTIP, the terms of the LTIP shall govern. Any question of administration or interpretation arising under the Schedule of Terms or any Statement of Award shall be determined by the Committee or its delegate, and such determination to be final and conclusive upon all parties in interest.

Governing Law

The LTIP, this Schedule of Terms and the Statement of Award shall be governed by and construed in accordance with the laws of the State of Delaware.

United Technologies Corporation

United Technologies Building

Hartford, CT 06101